Exhibit 10.11b

SECOND AMENDMENT

TO

FMC CORPORATION NON-QUALIFIED SAVINGS AND INVESTMENT PLAN

WHEREAS, FMC Corporation (the “Company”) maintains the FMC Corporation Non-Qualified Savings and Investment Plan (the “Plan”);

WHEREAS, the Company now deems it desirable to amend the Plan to increase the percentage of Compensation which employees may contribute to the Plan based on similar changes made to the FMC Corporation Savings and Investment Plan (the “Savings Plan”) and to amend the Plan to make certain other changes conforming to Plan practices;

NOW, THEREFORE, by virtue of the authority reserved to the Company by Article IX of the Plan, the Plan is hereby amended effective as of January 1, 2004, as follows:

1. Section 3.1 is hereby amended in its entirety to read as follows:

“Section 3.1. Eligibility. An employee of an Employer will be eligible to participate in the Plan upon meeting all of the following conditions:

(a) the employee is eligible to participate in the Savings Plan for the Plan Year;

(b) the employee is reasonably expected to earn a total of at least $140,000 (based on base salary and incentive compensation) during the Plan Year; and

(c) the Committee, or its delegate, designates the employee as eligible to participate in the Plan.”

2. Section 3.2 is hereby amended in its entirety to read as follows:

“Section 3.2. Participation. An employee who meets the conditions of Section 3.1 becomes a Participant by executing and filing with the Committee a deferral form, in the manner and at the time required under Article IV. Once an individual is a Participant, he or she will remain a Participant and shall continue to be eligible to make contributions under the Plan notwithstanding that the Participant does not continue to meet the eligibility requirements of Section 3.1(b).”

3. Section 4.l(a) is hereby amended in its entirety to read as follows:

“(a) A Mirror Deferral Contribution is an amount, between 1% and 50% of the Participant’s Compensation and Excess Compensation, that the Participant cannot defer under the Savings Plan because it exceeds the limit on deferrals under the Code Section 402(g), represents a deferral of Excess Compensation, or represents an amount that the Participant cannot defer under the Savings Plan because of the limits of Code Section 415(c).”

4. Section 4.l(b) is hereby amended in its entirety to read as follows:

“(b) A Full Deferral Contribution is an amount, between 1% and 50% of the total of the Participant’s Compensation and Excess Compensation.”

5. Section 8.2 is hereby amended in its entirety to read as follows:

“Section 8.2. Payment of Account Balances. All payments under this Plan shall be made in cash. This Section 8.2 governs payment of most Account Balances. The Account Balances of certain former employees will be paid as described in Section 8.3.

(a) Generally, the vested portion of a Participant’s Account Balance will be paid to him or her (or, if the Participant has died, to his or her designated beneficiary) in cash, in a single lump sum, as soon as administratively practicable after the Participant terminated employment with the Company and all other members of the Affiliated Group. The only in-service withdrawals permitted under the Plan are described in Section 8.4.

(b) Notwithstanding Section 8.2(a), a Participant to whom this Section 8.2 applies may make an irrevocable election to have the vested portion of his or her Account paid in any form of distribution permitted under the Savings Plan: provided, however, that a Participant may not elect to receive a distribution in Company Stock instead of cash. Payment under this Section 8.2(b) will begin as soon as administratively practicable after the Participant terminated employment with the Company and all other members of the Affiliated Group. A Participant must elect a form of payment under this Section 8.2(b) when the Participant makes his or her election to defer an amount under this Plan. A distribution election filed after the Participant’s initial distribution election shall be effective only if it was filed with the Committee, or its delegate, at least one (1) year prior to the date on which payments become due and the Participant is employed by the Company during such one (1) year period. Notwithstanding any other provision of this Article VIII, the Committee may establish a minimum amount of any installment payment to be made under the Plan.”

IN WITNESS WHEREOF, the undersigned officer has executed the foregoing Amendment on behalf of the Company, this 28 day of January, 2004.

FMC Corporation

By:	/s/ Kenneth R. Garrett
Kenneth R. Garrett Vice President